Exhibit 99.1

    Pharmion Corporation Files Registration Statement for Follow-On Offering

    BOULDER, Colo., June 7 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) announced today that it has filed a registration statement for a follow-on offering of 4,000,000 shares of its common stock. All of the shares will be offered by Pharmion. Pharmion also expects to grant the underwriters an option to purchase an additional 600,000 shares to cover over-allotments, if any.

    The underwriters of the offering will be Morgan Stanley & Co. Incorporated, acting as book-runner and lead manager, with Pacific Growth Equities, LLC, J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc., acting as co-managers. A copy of the preliminary prospectus relating to the offering may be obtained when available from Morgan Stanley's prospectus department at 1585 Broadway, New York, NY 10036-8200, (212) 761-6775.

    A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


    About Pharmion:

    Pharmion is focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets.


    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

    This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing of regulatory approvals for Thalidomide Pharmion 50mg and, outside the U.S., for Vidaza; the impact of competition from other products under development by Pharmion's competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion's ability to successfully acquire rights to develop and commercialize additional pharmaceutical products; fluctuations in currency exchange rates, and other factors that are discussed in Pharmion's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.



SOURCE  Pharmion Corporation
    -0-                             06/07/2004
    /CONTACT: Breanna Burkart or Anna Sussman, Directors, Investor Relations and Corporate Communications of Pharmion Corporation, +1-720-564-9150/
    (PHRM)

CO: Pharmion Corporation; Morgan Stanley & Co. Incorporated; Pacific Growth Equities, LLC; J.P. Morgan Securities Inc.; Bear, Stearns & Co. Inc.
ST:  Colorado
IN:  HEA MTC
SU:  OFR